Exhibit 4.33

April     , 2002

EpicEdge, Inc.
5508 Hwy. 290 West
Suite 300
Austin, Texas 78735

Re:          Waiver Letter

Ladies and Gentlemen:

Reference is hereby made to that certain (a) Stock Purchase Agreement dated as of February 18, 2000, among the Company, Edgewater Private Equity Fund III, L.P. (“Edgewater”), Fleck T.I.M.E. Fund, LP (“TIME”) and certain other parties thereto (the “February Purchase Agreement”), (b) Convertible Bridge Loan Agreement dated as of July 21, 2000, among the Company, Edgewater and TIME (the “July Loan Agreement”), (c) Stock Purchase Agreement dated as of September 29, 2000, among the Company, Edgewater and TIME (the “September Purchase Agreement”), and (d) Amendment to Convertible Promissory Note dated as of July 20, 2001, between the Company and Edgewater (the “Amendment to Note”; and, together with the February Purchase Agreement, the September Purchase Agreement and the July Loan Agreement, the “Investor Documents”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Investor Documents, as appropriate.

Notwithstanding anything to the contrary contained in the Investor Documents, the parties hereto hereby acknowledge and agree as follows:

1.             Edgewater and TIME hereby waive their respective rights to declare an “Event of Default” under the February Purchase Agreement, the September Purchase Agreement and the July Loan Agreement based on any breaches or defaults existing on the date hereof and listed on Exhibit A attached hereto and made a part hereof (the “Defaults”).  Furthermore, Edgewater and TIME hereby waive such Defaults.

2.             Edgewater and TIME hereby agree to refrain from exercising the Put under Section 6.4(a) of the February Purchase Agreement and the September Purchase Agreement.

3.             Edgewater and TIME hereby agree to waive the 10% penalty fee under the Amendment to Note and the right to receive any default rate of interest on the Loans under the July Loan Agreement to which they otherwise may be entitled as a result of the Defaults.

4.             This Side Letter may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.  One or more counterparts may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

5.             This Side Letter shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois applicable to contracts made and performed in such State, without giving effect to the principles of conflicts of law.

If the foregoing satisfactorily reflects your understanding of the subject matter contained herein, please confirm by dating and executing this Side Letter in the space provided below.

Very truly yours,

Edgewater Private Equity Fund III, L.P.

	By:	Edgewater III Management, L.P.
	Its:	General Partner

	By:	Gordon Management, Inc.
	Its:	General Partner

By:
Its:

Fleck T.I.M.E. Fund, L.P.

By:
Its:
AGREED AND ACCEPTED AS OF THE
DAY OF APRIL, 2002

EPICEDGE, INC.

By:
Name:
Its:

3

EXHIBIT A

Defaults

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Investor Documents, as appropriate.

1.             Pursuant to Section 6.1(a) of the February Purchase Agreement and the September Purchase Agreement, a breach of Section 5.3(i) of the February Purchase Agreement and the September Purchase Agreement and Section 9(e) of the July Loan Agreement due to the Company becoming liable for Indebtedness in excess of $6,000,000, without the prior written consent of the Investor Representative, in connection with entering into that certain Letter Agreement dated as of July 31, 2001 (the “Letter Agreement”), among the Company, TIME and John Paul DeJoria.

2.             Pursuant to Section 6.1(a) of the February Purchase Agreement and the September Purchase Agreement, a breach of Section 5.3(f) of the February Purchase Agreement and the September Purchase Agreement and Section 9(e) of the July Loan Agreement due to the Company incurring a liability to make a Stock Purchase in connection with entering into the Letter Agreement without the prior written consent of the Investor Representative.

3.             Pursuant to Section 6.1(c) of the February Purchase Agreement and the September Purchase Agreement and Section 9(e) of the July Loan Agreement, the failure by the Company to register shares of Common Stock requested to be registered by Edgewater and TIME pursuant to the terms of the Registration Agreement.

4.             A breach of Sections 9(a) and (b) of the July Loan Agreement due to the failure by the Company to pay amounts due under the July Loan Agreement and the Notes when due.

5.             Any other breaches or defaults of which Edgewater and TIME are aware as of the date hereof.

6.             To the extent that a breach of or default under any other contract to which the Company is a party constitutes an “Event of Default” under the February Purchase Agreement, the September Purchase Agreement and the July Loan Agreement, the information disclosed in the Disclosure Schedule attached as Exhibit A to the Note and Preferred Stock Purchase Agreement of even date herewith, including the information disclosed in Schedule 3.9 of such schedule, is hereby incorporated by reference into this Exhibit A.